The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 12, 2022

Preliminary Pricing Supplement (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

US$

FIXED –TO – FLOATING RATE NOTES LINKED TO THE FEDERAL FUNDS EFFECTIVE RATE DUE SEPTEMBER 16, 2024

Principal Amount:	US$	Issuer:	Barclays Bank PLC
Issue Price:	100%	Series:	Global Medium-Term Notes, Series A
Payment at Maturity:

If you hold the Notes to maturity, you will receive 100% of your principal, subject to the creditworthiness of Barclays Bank PLC and the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Original Trade Date(*):	September 13, 2022	Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
Original Issue Date:	September 16, 2022	Maturity Date:	September 16, 2024
Federal Funds Effective Rate:	As determined for each relevant day in accordance with the provisions set forth under “Supplemental Terms of the Notes” in this pricing supplement
Reference Rate:	For an Interest Period, (a) the sum of the federal funds effective rates for each calendar day in that Interest Period divided by (b) the total number of calendar days in that Interest Period; provided that the federal funds effective rate for any calendar day from and including the fifth New York Banking Day prior to the related Interest Payment Date to but excluding that Interest Payment Date will be the federal funds effective rate in respect of that fifth New York Banking Day prior to that Interest Payment Date
Minimum Interest Rate	0.00% per annum
Fixed Rate:	4.75% per annum
Spread:	1.15% per annum
Interest Rate:

For each Interest Period commencing on or after the Original Issue Date to but excluding September 16, 2023 (the “Fixed Rate Period”), the interest rate per annum will be equal to the Fixed Rate.

For each Interest Period commencing on or after September 16, 2023 to but excluding the Maturity Date (the “Floating Rate Period”), the interest rate per annum will be equal to the sum of the Reference Rate for that Interest Period and the Spread, subject to the Minimum Interest Rate.

Interest Payment Amount:

For each Interest Period, the Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

where the number of days in the Interest Period will be determined based on a 30/360 Day Count Convention.

Consent to U.K. Bail-in Power	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-6 of this pricing supplement.

(*) For the avoidance of doubt, the Original Trade Date is also referred to as the “Pricing Date” in this pricing supplement.

[Terms of the Notes continue on the following page]

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	100%	0.00%	100.00%
Total	$	$	$

(1) Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Factors“ beginning on page PPS–7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Interest Payment Dates:	Payable quarterly in arrears on the 16th day of each March, June, September and December, commencing on December 16, 2022 and ending on the Maturity Date. For the avoidance of doubt, the final Interest Payment Date will be the Maturity Date.
Interest Period:	The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.
New York Banking Day:	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, New York
Interest Determination Dates:	For each Interest Period during the Floating Rate Period, the date five New York Banking Days immediately preceding the Interest Payment Date for that Interest Period
Business Day Convention / Day Count Convention:	Following, unadjusted; 30/360
Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to be closed.
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Agent:	Barclays Capital Inc.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06748XT92 / US06748XT927

PPS-2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the documents listed below relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the Agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-3

Supplemental Terms of the Notes

Federal Funds Effective Rate

The federal funds effective rate represents the interest rate at which depository institutions lend reserve balances to other depository institutions overnight, calculated as a volume-weighted median of transaction-level data collected from major depository institutions.

The “federal funds effective rate” means, with respect to any calendar day:

(1)	the rate for that calendar day (or, if that calendar day is not a New York Banking Day, the rate for the immediately preceding New York Banking Day) for U.S. dollar federal funds as published in the H.15 Daily Update under the heading “Federal Funds (Effective)” (or any successor or replacement publication or heading for such rate) on the immediately following Federal Funds Publication Day, as displayed on Bloomberg Professional® service (“Bloomberg”) (or any successor or replacement service) on page FEDL01 (or any successor or replacement page);

(2)	if the rate specified in (1) above does not so appear, the rate for U.S. dollar federal funds as published in the H.15 Daily Update (or any successor or replacement publication or heading for such rate) with respect to the first preceding New York Banking Day for which such rate was published, provided that if the rate does not appear for five consecutive New York Banking Days, the federal funds effective rate will be determined by the Calculation Agent in its sole discretion, taking into account any sources it deems reasonable in order to determine such rate in respect of such New York Banking Day;

where “Federal Funds Publication Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not included in the holiday schedule of the Federal Reserve Bank of New York (the “FRBNY”).

Effect of a Benchmark Transition Event

Notwithstanding anything to the contrary as outlined above, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, we or the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time. Any determination, decision or election that may be made by us or by the Calculation Agent pursuant to the benchmark transition provisions described herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or the Calculation Agent’s sole discretion; and

•	will become effective without consent from the holders of the Notes or any other party.

For the purposes of this section:

“Benchmark” means, initially, the federal funds effective rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the federal funds effective rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected by us as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

PPS-4

(1)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by us giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Interest Determination Date” and “Interest Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Benchmark is no longer representative of the underlying market and economic reality that such Benchmark is intended to measure.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

PPS-5

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Factors—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-6

SELECTED RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-9 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Risks Relating to the Notes Generally

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•	Federal Funds Effective Rate / Interest Payment Risk—Because any interest payments on the Notes during the Floating Rate Period will be based on a floating rate of interest, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the applicable federal funds effective rate and the possibility that, for any given Interest Period during the Floating Rate Period, you may receive an amount of interest based on the Minimum Interest Rate for one or more prior Interest Periods. We have no control over a number of matters that may affect interest rates such as the federal funds effective rate, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. It is possible that the federal funds effective rate could decline significantly, including to a rate equal to or less than zero. If the federal funds effective rate were to decline to a level such that the sum of the Reference Rate and the Spread did not result in a rate greater than the Minimum Interest Rate for any Interest Period, you would receive an interest payment based on the Minimum Interest Rate on the related Interest Payment Date. In addition, the floating Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

•	Interest Payments Will Be Limited by the Fixed Rate Feature of the Note—The Interest Rate on the Notes for any Interest Period during the Fixed Rate Period will be limited to the Fixed Rate.

Risks Relating to the Issuer

•	Issuer Credit Risk—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders or beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to

PPS-7

the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Rate

•	Future Performance of the Federal Funds Effective Rate Cannot Be Predicted Based on Historical Performance—The future performance of the federal funds effective rate cannot be predicted based on historical performance. The level of the federal funds effective rate during the term of the Notes may bear little or no relation to the historical data. Prior observed patterns, if any, in the behavior of market variables and their relation to the federal funds effective rate, such as correlations, may change in the future. Changes in the levels of the federal funds effective rate will affect the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the federal funds effective rate will be positive.

•	Changes in Market Terms for Notes Linked to the Federal Funds Effective Rate Could Adversely Affect the Notes—The interest rate on the Notes during the Floating Rate Period is based on the average of the federal funds effective rate in effect for each calendar day during the applicable Interest Period, calculated as set forth in this pricing supplement. Market terms for notes linked to the federal funds effective rate may evolve over time. To the extent market terms for notes linked to the federal funds effective rate differ from the terms of the Notes, the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market could be adversely affected. Investors may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

Further, there are multiple market conventions with respect to the implementation of the federal funds effective rate as a base rate for floating-rate notes or other securities. The manner of calculation and related conventions with respect to the determination of interest rates based on the federal funds effective rate in floating-rate notes markets may differ materially compared with the manner of calculation and related conventions with respect to the determination of interest rates based on the federal funds effective rate in other markets, such as the derivatives and loan markets. Investors should carefully consider how any potential inconsistencies between the manner of calculation and related conventions with respect to the determination of interest or other payment rates based on the federal funds effective rate across these markets may impact any hedging or other financial arrangements that they may put in place in connection with any acquisition, holding or disposition of the Notes.

•	The Reference Rate for an Interest Period Is Not a Simple Average of the Published Values of the Federal Funds Effective Rate During that Interest Period—In calculating the Reference Rate for an Interest Period, the rate used for each calendar day that is not a New York Banking Day will generally be the federal funds effective rate for the immediately preceding New York Banking Day. In addition, the rate used for any calendar day from and including the fifth New York Banking Day prior to the Interest Payment Date relating to the relevant Interest Period to but excluding that Interest Payment Date will be the federal funds effective rate in respect of that fifth New York Banking Day prior to that Interest Payment Date. As a result, some published values of the federal funds effective rate will be accorded greater weight than others in calculating the Reference Rate for an Interest Period, which may cause the Reference Rate for that Interest Period to be lower than the simple average of the published values of the federal funds effective rate during that Interest Period.

•	The Federal Funds Effective Rate and the Manner in Which It Is Calculated May Change in the Future—Interest rates and indices that are deemed to be “benchmarks,” including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which the federal funds effective rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the federal funds effective rate and thus have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market.

The FRBNY (or a successor), as publisher of the federal funds effective rate, may make methodological or other changes that could change the value of the federal funds effective rate, including changes related to the method by which the federal funds effective rate is calculated, eligibility criteria applicable to the transactions used to calculate the federal funds effective rate, or timing related to the publication of the federal funds effective rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the federal funds effective rate. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the federal funds effective rate. These changes may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices of the Notes.

•	Uncertainty as to Some of the Potential Benchmark Replacements and any Benchmark Replacement Conforming Changes the Issuer Makes May Adversely Affect the Return on and the Market Value of the Notes—Under the benchmark transition provisions of the Notes, if the Calculation Agent determines that a Benchmark Transition

PPS-8

Event and its related Benchmark Replacement Date have occurred with respect to the federal funds effective rate, then a Benchmark Replacement will be selected by the Calculation Agent. If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee of the FRBNY), (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, us.

In addition, the benchmark transition provisions expressly authorize us to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of Interest Determination Dates and Interest Periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the Notes with respect to the applicable Interest Period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

Any failure of any Benchmark Replacement to gain market acceptance could adversely affect the Notes. The Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance. The secondary trading market for securities linked to the Benchmark Replacement may be limited and the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

•	The Reference Rate with Respect to a Particular Interest Period Will Be Capable of Being Determined Only at the End of the Relevant Interest Period—The Reference Rate applicable to a particular Interest Period during the Floating Rate Period and, therefore, the amount of interest payable with respect to that Interest Period will be determined on the Interest Determination Date for that Interest Period, which is the date five New York Banking Days immediately preceding the Interest Payment Date for that Interest Period. Because the Interest Determination Date is near the end of that Interest Period, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

•	The Federal Funds Effective Rate Will Be Affected by a Number of Factors and May Be Volatile—The federal funds effective rate depends substantially on the target range set by the Federal Reserve. There can be no assurance that the Federal Reserve will increase its target range for the federal funds effective rate during the term of the Notes, and the Federal Reserve could reduce that rate, which could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.

Other factors may affect the federal funds effective rate including, but not limited to:

o	central bank policy regarding interest rates;

o	sentiment regarding underlying strength in the U.S. and global economies;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	inflation and expectations concerning inflation; and

o	performance of capital markets.

These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause volatility of the federal funds effective rate, and volatility of the federal funds effective rate may adversely affect your return on the Notes.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to interest rates, including the federal funds effective rate. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no

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obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the Agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as Issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the federal funds effective rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Secondary Market

•	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes any Agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the federal funds effective rate, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the federal funds effective rate;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

The examples below illustrate how the applicable Interest Rate is determined for any hypothetical Interest Period and the Interest Payment Amounts you may receive on the Notes in a number of different hypothetical scenarios. These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes. The examples below assume that the Notes are held until maturity and do not take into account the tax consequences of an investment in the Notes.

Interest Rate Calculation

Step 1: Determine the applicable Interest Rate for each Interest Period.

For each Interest Period during the Fixed Rate Period, the per annum Interest Rate will be equal to the Fixed Rate.

For each Interest Period during the Floating Rate Period, the effective per annum Interest Rate payable on the Notes on each Interest Payment Date will be a floating rate equal to the sum of the Reference Rate for that Interest Period and the Spread, subject to the Minimum Interest Rate. The per annum value for the Reference Rate is determined on the relevant Interest Determination Date relating to that Interest Period and is equal to the sum of the federal funds effective rates for each calendar day in that Interest Period divided by the total number of calendar days in that Interest Period; provided that the federal funds effective rate for any calendar day from and including the fifth New York banking day prior to the related Interest Payment Date to but excluding that Interest Payment Date will be the federal funds effective rate in respect of that fifth New York banking day prior to that Interest Payment Date. Once the Calculation Agent has determined the value of the Reference Rate, the Calculation Agent then will determine the per annum Interest Rate for that Interest Period by calculating the sum of the Reference Rate and the Spread, provided that, if the sum of the Reference Rate and the Spread is less than the Minimum Interest Rate, the Interest Rate for that Interest Period will equal the Minimum Interest Rate.

Step 2: Calculate the Interest Payment Amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the Interest Payment Amount per $1,000 principal amount Note as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

where the number of days in the Interest Period will be determined based on a 30/360 Day Count Convention.

Example Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum Interest Rate and Interest Payment Amounts would be calculated for any given Interest Payment Date during the Floating Rate Period. The hypothetical Reference Rate values have been chosen for illustrative purposes only and may not represent actual likely Reference Rate values that will be relevant for calculating any payments on the Notes. For historical federal funds effective rate values, please see the information set forth under the section titled “Historical Information” below. The examples below are based on the Minimum Interest Rate of 0.00% per annum, the Spread of 1.15% and the 30/360 day count convention. We have assumed that the Notes have quarterly Interest Payment Dates (such that the applicable day count fraction for the quarterly interest payments will be 90/360) and that the principal amount of the Notes is $1,000. These values and assumptions have been chosen arbitrarily for the purposes of the below examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the federal funds effective rate. The specific terms for each issuance of Notes will be determined on the Original Trade Date.

Example 1: The Reference Rate is equal to 0.05% per annum.

Because the sum of the Reference Rate of 0.05% and the Spread of 1.15% is greater than the Minimum Interest Rate, the Interest Rate would be equal to 1.20% per annum (the sum of the Reference Rate and the Spread).

The Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:

$1,000 × 1.20% × (90/360) = $3.00

Example 2: The Reference Rate is equal to -0.05% per annum.

Because the sum of the Reference Rate of -0.05% and the Spread of 1.15% is greater than the Minimum Interest Rate, the Interest Rate would be equal to 1.10% per annum (the sum of the Reference Rate and the Spread).

The Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:

$1,000 × 1.10% × (90/360) = $2.75

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Example 3: The Reference Rate is equal to -1.50% per annum.

Because the sum of the Reference Rate of -1.50% and the Spread of 1.15% is less than the Minimum Interest Rate, the Interest Rate would be equal to 0.00% per annum (the Minimum Interest Rate). No interest payment would be due on the related Interest Payment Date.

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HISTORICAL INFORMATION

Historical Performance of the Federal Funds Effective Rate

The following graph sets forth the historical performance of the federal funds effective rate from January 3, 2017 through September 8, 2022. The federal funds effective rate on September 8, 2022 was 2.33%. We obtained the levels of the federal funds effective rate above and below from Bloomberg, without independent verification.

The historical rates do not reflect the averaging method used to calculate the Reference Rate. The historical rates should not be taken as an indication of future performance, and no assurance can be given as to the federal funds effective rate or any Benchmark Replacement on any relevant date. There can be no assurance that the performance of the federal funds effective rate will result in an Interest Rate for any Interest Period that is greater than the Minimum Interest Rate.

Historical Performance of the Federal Funds Effective Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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TAX CONSIDERATIONS

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

In the opinion of our special tax counsel, the Reference Rate plus the Spread should be a qualified floating rate (“QFR”) for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated for U.S. federal income tax purposes as variable rate debt instruments that provide for a single fixed rate followed by a QFR. Under Treasury regulations applicable to variable rate debt instruments, the Notes may be treated as issued with original issue discount (“OID”).

In order to determine the amount of qualified stated interest (“QSI”) and OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the Notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the Notes). The rules described under “—Original Issue Discount Notes” in the accompanying prospectus supplement are then applied to the equivalent fixed rate debt instrument for purposes of calculating the amount of OID on the Notes. Under these rules, the Notes will generally be treated as providing for QSI at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest in excess of that rate will generally be treated as part of the stated redemption price at maturity and, therefore, as giving rise to OID.

QSI on the Notes will generally be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of tax accounting. If the Notes are issued with OID, you will be required to include the OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. If the Notes are not issued with OID, all stated interest on the Notes will be treated as QSI and will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. If the amount of interest you receive on your Notes in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed rate debt instrument, the excess is treated as additional QSI taxable to you as ordinary income. Otherwise, any difference will reduce the amount of QSI you are treated as receiving and will therefore reduce the amount of ordinary income you are required to take into income.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Information regarding the determination of QSI and the amount of OID, if any, on the Notes may be obtained by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198.

Upon a sale or exchange (including redemption at maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale or exchange (not including any amount attributable to accrued but unpaid QSI) and your tax basis in the Notes, which will generally equal the amount you paid to acquire the Notes, increased by the amount of OID (if any) previously included in income by you with respect to the Notes and reduced by any payments other than QSI received by you with respect to the Notes. This gain or loss will generally be long-term capital gain or loss if you have held the Notes for more than one year. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the interest payments (or OID, if any), although the Internal Revenue Service could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.

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